Exhibit 10.1

Amir Pelleg, Ph.D. President, COO

December 15, 2006

Dear Noteholder,

The purpose of this letter is to outline the terms under which we are offering you to convert the your existing loan and accrued interest into Units consisting of our common stocks and stock purchase warrants (“Conversion”), and to provide you with certain information you should consider in connection with making this (“Conversion”).

Terms of Conversion: Each and every dollar of the outstanding loan will be converted into 50 Units, each of which consisting of one Share of common stock of the Company and a Warrant to buy one Share of common stock of the Company. The Warrants shall be exercisable, in whole or in part, at any time on or after the date hereof and at or prior to 11:59 p.m., Eastern Time, on December 15, 2009. The Warrant exercise price is $0.04.

If you wish to accept this Conversion offer and convert your loan into Units in accordance with the terms listed above, please sign this letter and send it together with the original promissory notes that you are holding marked “PAID” to Margaret Whearty, Director of Administration at Duska Therapeutics, Inc., Two Bala Plaza, Suite 300, Bala Cynwyd, PA 19004. Upon receipt of these documents the company will forward you stock certificates and warrant agreement per the above mentioned terms.

We thank you for your consideration of Duska. If you have any questions regarding this loan conversion, please feel free to call me at 215-762-1627.

Very truly yours,		Noteholder:

By	/s/ Amir Pelleg	By:
Amir Pelleg, Ph.D.
	President and COO	Name:

Date: